Exhibit 99.1

TVI Corporation Announces First Quarter 2006

Financial Results

Demand for Infection Control Systems, PAPRs and Thermal Products Drives Sales

GLENN DALE, MD – May 3, 2006 – TVI Corporation (NASDAQ: TVIN), a global supplier of rapidly deployable first responder systems for homeland security, hospitals, the military, police and fire departments, and public health agencies, today announced its financial results for the quarter ended March 31, 2006.

First-Quarter 2006 Results

•	Revenue was $9.3 million in the first quarter of 2006 compared with $8.9 million for the first quarter of 2005 and $9.3 million in the fourth quarter of 2005. The increase is primarily attributable to the first full quarter of sales contributed by Safety Tech International (STI).

•	Gross profit margin was 51.4% in the first quarter of 2006 compared with 53.1% in the first quarter of 2005 and 50.6% in the fourth quarter of 2005.

•	Operating margin was 20.6% in the first quarter of 2006 compared with 27.0% in the first quarter of 2005 and 22.2% in the fourth quarter of 2005. Lower operating margins are primarily attributable to a $173,000 expense related to the adoption of Statements of Financial Accounting Standards No. 123R (SFAS 123R) and the first full quarter of STI operating expenses.

•	Operating income was $1.9 million in the first quarter of 2006 compared with $2.4 million in the first quarter of 2005 and $2.1 million in the fourth quarter of 2005.

•	Net income was $1.2 million, or $0.04 per diluted share, in the first quarter of 2006 compared with $1.5 million, or $0.05 per diluted share, in the first quarter of 2005 and $1.4 million, or $0.04 per diluted share, in the fourth quarter of 2005. Net income was affected by an increase in our effective tax rate due to most of the new stock option expenses being non-deductible. Earnings per share was affected by the shares issued in connection with the acquisition of STI on November 7, 2005 being included in the calculation of average shares outstanding for the entire first quarter of 2006.

•	Cash and short-term investments totaled $7.3 million at March 31, 2006 compared with $6.7 million at December 31, 2005.

Comments on First-Quarter

“TVI began the year with positive sales momentum, and we posted the highest first-quarter sales in company history,” said Richard V. Priddy, TVI Corporation’s President and Chief Executive Officer. “This is attributable to higher levels of customer interest and activity across all of our major markets, including disaster preparedness, emergency response, hospitals and the military. With our expanding product portfolio, TVI is well-positioned in each of these areas. During the first quarter, we also experienced increased contributions within our overseas markets as our international distributors continue to be strong advocates for our product suite.”

“This was an excellent quarter for sales of infection control and patient isolation systems, and we saw greater interest in our surge capacity systems,” said Priddy. “Sales of our decontamination systems were down slightly from the first quarter of 2005, reflecting the shift in spending toward infection control and surge capacity. However, decontamination systems continued to be TVI’s largest source of sales, and we are now seeing follow-on orders from states that previously have standardized on our products.”

“In our respirator business, Safety Tech is proving to be highly strategic for TVI,” said Priddy. “We are clearly making progress toward our goal of leveraging Safety Tech’s strengths in military and civil defense respirators to penetrate the healthcare and commercial-industrial markets. In the military segment, we announced several new PAPR orders during the first quarter. In 2006, we have received approval from the National Institute for Occupational Safety and Health (NIOSH) for a total of five new respirator products – two for military uses and three designed for hospital and commercial-industrial applications.”

“We have several PAPRs in the NIOSH approval pipeline that will enable TVI to begin addressing demand for next-generation respirator technology,” Priddy continued. “We expect to begin launching these products over the next two quarters. From a manufacturing perspective, our filter canister manufacturing plant remains ready to begin commercial operations. Three TVI filter canisters are currently under NIOSH review. We continue to expect to receive the necessary approvals for these products and begin volume production later this year.”

Business Outlook

“The fundamental market trends and our business pipeline are both very favorable,” said Priddy. “In our civilian markets, the uncertainties relative to both policy and funding seem to be lifting. Agencies at the local, state and federal levels are making good progress in developing plans and systems for handling natural disasters, pandemics and other large-scale emergencies. In addition, the healthcare sector is becoming increasingly aggressive about adding the capacity necessary to handle sudden surges in patient load. In our military market, we expect TVI’s longstanding sales and platform development relationship with the Defense Department to continue as we pursue additional applications for our thermal technology. And in our PAPR and filter canister businesses, the major challenge we face is the unpredictable timetable for regulatory approvals with NIOSH.”

“We are encouraged by the organic growth potential that we see all across our business,” Priddy concluded. “We are also optimistic about the prospects for M&A-driven opportunities.”

Conference Call Information

Richard V. Priddy, TVI Corporation’s President and CEO, and George J. Roberts, Senior Vice President and CFO, will host a conference call today at 10:00 a.m. ET. To participate in the call please dial (888) 349-5690 or (706) 643-3945 and reference conference ID 8054485. To listen to the live webcast, visit the Company’s website at www.tvicorp.com prior to the event’s broadcast. Interested parties unable to listen to the live call may access an archived version of the webcast on TVI’s website. The replay will be available for two months.

About TVI Corporation

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable first responder systems for homeland security, hospitals, the military, police and fire departments, and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company’s core systems are fabric shelter structures, which employ the Company’s proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF (Identification Friend or Foe) devices, beacons and markers, and decoys.

During the past several years, TVI’s product line has expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI’s products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a trademark of TVI Corporation. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should”, “anticipates”, “believes”, “expects”, “might result”, “estimates” and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; unanticipated costs or charges; the time and costs involved in the research, development, marketing and promotion for our products; the possible cancellation or non-fulfillment of existing orders or distributor commitments for our products; our ability to respond to product and other changes in the counter-terrorism, military, public safety and first responder and first receiver communities; adverse changes in governmental regulations; our ability to maintain and manage our growth; difficulties in integrating the operations, technologies and products of any businesses we may acquire; general economic and business conditions; the possibility that our products contain unknown defects that could result in product liability claims; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation
Richard Priddy, President & CEO	(301) 352-8800 x210

Sharon Merrill Associates
Jim Buckley, Executive Vice President	(617) 542-5300

TVI CORPORATION

CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 31, 2005

(In thousands, except per share data)

	(Unaudited) March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,198	$2,589
Marketable securities - available for sale	4,143	4,100
Accounts receivable - trade, net	5,247	8,016
Inventories, net	5,509	4,724
Deferred income taxes	325	332
Prepaid expenses and other current assets	997	984

Total current assets	19,419	20,745

PROPERTY, PLANT AND EQUIPMENT, NET	4,493	4,346

OTHER ASSETS:
Goodwill	15,781	15,781
Intangible assets, net	614	618
Other	48	48

Total other assets	16,443	16,447

TOTAL ASSETS	$40,355	$41,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,008	$3,208
Accrued liabilities	1,140	2,117
Income taxes payable	670	1,469

Total current liabilities	3,818	6,794
Deferred income taxes	268	255

TOTAL LIABILITIES	4,086	7,049

Minority interest in equity of subsidiary	23	22

STOCKHOLDERS’ EQUITY:
Preferred stock - $1.00 par value; 1,200 share authorized, no shares issued and outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock - $0.01 par value; 98,800 shares authorized, 32,639 and 32,470 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	326	324
Additional paid-in capital	24,276	23,676
Retained earnings	11,644	10,467

TOTAL STOCKHOLDERS’ EQUITY	36,246	34,467

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,355	$41,538

TVI CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2006 and 2005

(In thousands, except per share data)

(Unaudited)

	2006	2005
NET SALES	$9,280	$8,871

COST OF SALES	4,512	4,162

GROSS PROFIT	4,768	4,709

OPERATING EXPENSES:
Selling, general and administrative expenses	2,461	2,036
Research and development expenses	398	277

Total operating expenses	2,859	2,313

OPERATING INCOME	1,909	2,396

INTEREST AND OTHER INCOME, NET	48	39

INCOME BEFORE PROVISION FOR INCOME TAXES	1,957	2,435

PROVISION FOR INCOME TAXES	779	901

INCOME BEFORE MINORITY INTEREST IN NET INCOME OF CONSOLIDATED SUBSIDIARY	1,178	1,534

MINORITY INTEREST IN NET INCOME OF CONSOLIDATED SUBSIDIARY	(1)	—

NET INCOME	$1,177	$1,534

EARNINGS PER COMMON SHARE - BASIC	$0.04	$0.05
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	32,528	29,816

EARNINGS PER COMMON SHARE - DILUTED	$0.04	$0.05
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	33,000	30,801

TVI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2006 and 2005

(In thousands)

(Unaudited)

	2006	2005
OPERATING ACTIVITIES
Net income	$1,177	$1,534
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	188	82
Provision for doubtful accounts	15	14
Provision for deferred income taxes	20	—
Minority interest in net income of subsidiary	1	—
Stock-based compensation expense	—	49
SFAS 123 (R) compensation expense	173	—
Earnings on marketable securities reinvested	(43)	—
Changes in operating assets and liabilities:
Accounts receivable, trade	2,754	(2,511)
Inventory	(843)	(1,025)
Prepaid expenses and other current assets	(13)	(165)
Income taxes payable	(799)	—
Accounts payable	(1,200)	1,087
Accrued liabilities	(740)	416

Net cash provided by (used in) operating activities	690	(519)

INVESTING ACTIVITIES
Purchases of intangible assets	(3)	(63)
Purchases of property, plant and equipment	(270)	(229)

Net cash used in investing activities	(273)	(292)

FINANCING ACTIVITIES
Issuance of common stock	—	62
Income tax benefit from exercise of stock options	170	—
Proceeds from exercise of stock options	22	—

Cash provided by financing activities	192	62

Net increase (decrease) in cash and cash equivalents	609	(749)
Cash and cash equivalents at beginning of period	2,589	13,054

Cash and cash equivalents at end of period	$3,198	$12,305